Exhibit (h)(1)(xvii)

Execution version

April 30, 2020

State Street Bank and Trust Company

One Lincoln Street

Boston, MA 02111

Re:	Amendment to the Transfer Agency and Service Agreement (the “Agreement”), dated August 1, 1991, by and among GMO Trust, on behalf of certain of its series of the Trust, Grantham, Mayo, Van Otterloo & Co. LLC and State Street Bank and Trust Company (as successor by merger to Investors Bank & Trust Co.), as amended.

Ladies and Gentlemen:

Pursuant to Article 17 of the Agreement, GMO Trust (the “Trust”) hereby notifies you that it has created new series of shares, namely, GMO Cyclical Focus Fund (the “New Fund”) with respect to which the Trust and the Manager (as defined in the Agreement) desire that you serve as transfer agent under the terms of the Agreement.

If you agree to so serve as transfer agent for the New Fund, kindly sign and return to the Trust the enclosed counterpart hereof, whereupon the New Fund shall be deemed a “Fund” under the Agreement. This letter agreement shall constitute an amendment to the Agreement and, as such, a binding agreement among the Trust, the Manager and you in accordance with its terms. An amended Schedule A with a list of GMO Trust Funds is attached hereto.

The New Fund will provide five business days’ notice to State Street Bank and Trust Company prior to the commencement of the New Fund’s operations.

Notice

A copy of the Declaration of Trust, together with all amendments thereto, is on file with the Secretary of the Commonwealth of Massachusetts and notice is hereby given that this instrument is executed on behalf of the Trust by an officer of the Trust as an officer and not individually and that the obligations of this instrument are not binding upon any of the Trustees or officers of the Trust or shareholders of any series of the Trust individually but are binding only upon the assets and property of the Trust or the respective series.

Execution version

Sincerely,
GMO TRUST

By:	/s/ Douglas Y.Charton
Name:	Douglas Y. Charton
Title:	Clerk

GRANTHAM, MAYO,
VAN OTTERLOO & CO. LLC

By:	/s/ Douglas Y.Charton
Name:	Douglas Y. Charton
Title:	Counsel
Reviewed by: DYC

The foregoing is hereby

accepted and agreed.

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Andrew Erickson
Name:	Andrew Erickson
Title:	Executive Vice President

This instrument is executed on behalf of  Grantham, Mayo, Van Otterloo & Co. LLC (“GMO”) by a duly authorized officer or other agent solely in his or her capacity as an authorized signatory, pursuant to delegated authority from GMO, and not individually.  The obligations of or arising out of this instrument are not binding upon any officer or other agent, partner, member or director of GMO individually, but are binding only upon GMO and its assets.  A Certificate of Organization of GMO is on file with the Secretary of The Commonwealth of Massachusetts.

A copy of the Amended and Restated Agreement and Declaration of Trust of the Trust is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Trust as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees or shareholders individually but are binding only upon the assets and property of the Fund.

Execution version

Schedule A

(Amended as of April 30, 2020)

List of GMO Trust Funds

GMO Alternative Allocation Fund	GMO Asset Allocation Bond Fund
GMO SGM Major Markets Fund	GMO Benchmark-Free Fund
GMO Benchmark-Free Allocation Fund	GMO Core Plus Bond fund
GMO Climate Change Fund	GMO Global Asset Allocation Fund
GMO Emerging Country Debt Fund	GMO Implementation Fund
GMO Global Equity Allocation Fund	GMO International Equity Allocation Fund
GMO International Developed Equity Allocation Fund	GMO High Yield Fund
GMO Opportunistic Income Fund	GMO Quality Fund
GMO Special Opportunities Fund	GMO Risk Premium Fund
GMO Strategic Opportunities Allocation Fund	GMO U.S. Equity Fund
GMO U.S. Treasury Fund	GMO Global Developed Equity Allocation Fund
GMO Emerging Domestic Opportunities Fund	GMO Emerging Markets Fund
GMO International Equity Fund	GMO Resources Fund
GMO Tax-Managed International Equities Fund	GMO Strategic Short-Term Fund*

GMO Cyclical Focus Fund*

GMO U.S. Small Cap Value Fund

*GMO will provide State Street with at least (5) business days’ prior notice to the commencement of operations